Exhibit 5.1

HUNTON & WILLIAMS LLP

RIVERFRONT PLAZA, EAST TOWER

951 EAST BYRD STREET

RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200

FAX 804 • 788 • 8218

September 21, 2010

Board of Directors

Cypress Sharpridge Investments, Inc.

65 East 55th Street

New York, New York 10022

Re: Issuance of up to 14,950,000 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company to the underwriters listed on Schedule I (the “Underwriters”) to the underwriting agreement, dated September 21, 2010 (the “Underwriting Agreement”), among the Company and Cypress Sharpridge Advisors LLC, on the one hand, and Barclays Capital Inc., as representative of the Underwriters, on the other, of up to an aggregate of 14,950,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including up to 1,950,000 shares subject to the Underwriters’ 30 day option to purchase additional shares of Common Stock) (the “Shares”), to be issued by the Company in an underwritten public offering. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-167499), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on June 14, 2010 and declared effective on June 22, 2010 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation, as amended, as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on September 17, 2010 and by the Secretary of the Company on the date hereof (the “Certified Charter”);

2. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company on September 16, 2010, authorizing the issuance and sale of the Shares, and resolutions of the Pricing Committee of the Board of Directors of the Company, dated September 21, 2010, authorizing, among other things, the issuance and sale of Shares, and the per share public offering price of the Shares, as certified by the Secretary of the Company on the date hereof;

ATLANTA     AUSTIN     BANGKOK     BEIJING     BRUSSELS     CHARLOTTE     DALLAS     HOUSTON     LONDON     LOS ANGELES

McLEAN     MIAMI     NEW YORK     NORFOLK     RALEIGH     RICHMOND     SAN FRANCISCO     WASHINGTON

www.hunton.com

Board of Directors

Cypress Sharpridge Investments, Inc.

September 21, 2010

3. The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated September 20, 2010 (the “Good Standing Certificate”);

4. The Registration Statement;

5. The revised preliminary prospectus supplement, dated September 21, 2010, as filed with the Commission on September 21, 2010 pursuant to Rule 424(b) under the 1933 Act, together with the base prospectus, dated June 22, 2010 (the “Base Prospectus”);

6. The final prospectus supplement, dated September 21, 2010, to be filed with the Commission on September 21, 2010 pursuant to Rule 424(b) under the 1933 Act, together with the Base Prospectus (collectively, the “Final Prospectus”); and

7. An executed copy of the Underwriting Agreement.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

Board of Directors

Cypress Sharpridge Investments, Inc.

September 21, 2010

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP